EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (“Agreement”) is effective as of December 1, 2021 (the “Effective Date”) if, as of that date, it has been signed by both parties: East West Bank, a California banking corporation (the “Bank”), and Parker Shi (the “Executive”). In consideration of the mutual covenants and agreements set forth herein, the parties hereto agree as follows:
ARTICLE I
EMPLOYMENT

The Bank hereby employs Executive and Executive accepts employment with the Bank upon the terms and conditions herein set forth.

1.1Employment. The Bank hereby employs Executive, and Executive agrees to serve, as the Bank’s EVP -- Chief Operating Officer during the term of this Agreement. Executive agrees to perform such duties as may be assigned to Executive from time to time by the Bank and/or its Board of Directors. Executive agrees to devote substantially all of Executive’s full business time and attention and best efforts to the affairs of the Bank during the term of this Agreement.
1.2Term. The term of employment of Executive hereunder will be for the period commencing on the Effective Date and ending on November 30, 2023. Thereafter, this Agreement is subject to renewal as may be mutually agreed by the Bank’s Board of Directors and Executive for subsequent two-year terms.
ARTICLE II
COMPENSATION
2.1Base Salary. During the employment of Executive, the Bank shall pay to the Executive a base salary at the rate of $800,000.00 per year during 2021 and 2022, and thereafter at a rate determined by The Chief Executive Officer (the “Base Salary”). The Base Salary shall be payable in substantially equal semi-monthly installments in accordance with the Bank’s standard payroll practices, and the 2021 Base Salary shall be pro-rated based on actual months of employment from execution of this Agreement.
2.2Bonus. Executive will be eligible to participate in the Bank’s annual performance-based cash incentive plan, with a target bonus opportunity (“Target Bonus”) of 100% of Base Salary; provided, however, that the actual bonus for any given year will be determined and paid in accordance with the Bank’s annual bonus plan arrangements applicable to senior executives generally. Executive’s first year Target Bonus will be pro-rated based on actual months of employment from execution of this Agreement.
2.3Stock. Executive will be eligible for annual stock grants, such grants being in amounts, and having terms and conditions as approved by the Board of Directors of the Bank (the “Board”). The stock grants will serve as a long-term incentive plan that has and will have vesting schedules approved by the Board. The initial annual stock grant will be in March 2022 and will be performance restricted stock units (Performance RSUs) awarded pursuant to the East West Bancorp, Inc. Stock Incentive Plan (the “Equity Plan”), with a three-year cliff vesting period and with such performance criteria or other criteria as shall be approved by the Board for senior executives generally.
2.4Sign-on Bonus.
2.4.1Cash: Executive received a one-time, lump sum payment of $150,000, less standard withholding and authorized deductions. This payment was in anticipation of, and consideration for, Executive’s long-term employment. If Executive voluntarily resigns Executive’s employment, or is terminated for cause (as defined herein), within 24 months of initial employment with the Bank (June 14, 2021), Executive agrees to repay the Bank one hundred percent (100%) of the net sign-on Bonus on or before Executive’s last day of employment.

2.4.2Restricted Stock Units: Executive received a grant of $300,000 in restricted stock units based on the closing price of the stock on the date of initial employment with the Bank (June 14, 2021). Executive will receive an additional grant of $1 million in restricted stock units based on the closing price of the stock on the Effective Date of this agreement. These shares vest three years from the grant date (i.e., three-year cliff vesting schedule) and all unvested shares are forfeited upon termination of employment for any reason.
2.5Moving Allowance: After the Effective Date of this Agreement and prior to January 1, 2022, the Bank will pay Executive a one-time, relocation assistance of $25,000 (the “Moving Allowance”) less standard withholding and authorized deductions. If Executive resigns Executive’s employment or is terminated with cause within 12 months after the Moving Allowance is paid, Executive agrees to repay the Bank one hundred percent (100%) of the net Moving Allowance on or before the last day of Executive’s employment.
2.6Reimbursement of Expenses. Executive shall be entitled to receive prompt reimbursement of all reasonable expenses incurred by Executive in performing services hereunder, including all reasonable expenses of travel, and reasonable living expenses while away from home on business at the request of, or in the service of, the Bank, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Bank.
2.7Benefits. During employment with the Bank, Executive will participate in all employee benefit plans and perquisite arrangements that are made available to senior executives of the Bank generally, as such plans or arrangements may be amended from time to time in the Bank’s sole discretion. Executive shall be eligible for 21 days of paid vacation annually.
ARTICLE III
NON-COMPETITION, CONFIDENTIALITY AND NONDISCLOSURE

3.1.Confidentiality Agreement. Concurrently with the execution and delivery of this Agreement, and as part of the consideration for the promises and undertakings by the Bank in this Agreement, Executive shall execute and deliver the Non-disclosure, Assignment of Inventions and Proprietary Rights Agreement attached as Exhibit “A” hereto and incorporated herein by reference (the “Confidentiality Agreement”).

3.2.Confidentiality. Executive agrees to keep the terms of this Agreement and the other terms of Executive's employment strictly confidential

3.3.Other Activities. Subject to the terms of the employment hereunder, Executive shall devote Executive’s full business time and best efforts to the performance of Executive’s duties and responsibilities for the Bank. Executive will not, without the prior written approval of the Bank’s Board of Directors, engage in any other business activity for or investment opportunity with any Competitive Business, or which would unreasonably interfere with the performance of Executive’s duties, services, and responsibilities hereunder, or which is in violation of policies established from time to time by the Bank.

For purposes of this Article III, the term “Competitive Business” shall mean any business competitive with the business engaged in by the Bank or its affiliates.

3.4.Non-Solicitation. During the term of Executive’s employment and for a period of one (1) year after Executive’s employment with the Bank terminates, Executive shall not induce any employee or consultant of the Bank, or any affiliate or subsidiary thereof to leave their employ or otherwise sever their relationship. Executive also shall not solicit or interfere with the contractual relationship with customers or vendors of the Bank.

3.5.No Violation of Other Agreements. Executive represents that, to the best of Executive’s knowledge, performance of all the terms of this Agreement and as an employee of the Bank does not and will not breach any obligation of Executive:

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(a)Not to compete or interfere with the business of a former employer (which term for purposes of this Section 3.5 shall also include persons, firms, corporations and other entities for which Executive has acted as an independent contractor or consultant); or

(b)Not to solicit employees, customers or vendors of any former employer.

ARTICLE IV
TERMINATION
4.1    Definitions.    For purposes of this Article IV, the following definitions shall apply to the terms set forth below:
(a)    Cause. “Cause” shall be defined as follows:
(i)Executive has engaged in an act of theft, embezzlement or fraud, a breach of confidentiality, an unauthorized disclosure or use of inside information, customer lists, trade secrets or other confidential information; has breached a fiduciary duty, law, rule, regulation or policy or procedure of the Bank (including but not limited to policies and procedures pertaining to harassment and discrimination); or has been convicted of or pled guilty or nolo contendere to any crime or offense (other than minor traffic violations or similar offenses) which is likely to have a material adverse impact on the business, operations or financial condition of the Bank, or any act constituting a felony;
(ii)Executive has been habitually negligent in the discharge of Executive’s duties to the Bank, or has repeatedly refused to perform stated or assigned duties, or has demonstrated a history of substandard performance, attendance and/or punctuality if such substandard performance is not cured to the satisfaction of the Chief Executive Officer or his/her designated representative promptly following notice to Executive;
(iii)Executive has materially breached any of the provisions of any agreement with the Bank or other affiliated entity;
(iv)Actions by Executive involving willful malfeasance or gross negligence in the performance of Executive’s duties;
(v)Executive’s failure or refusal to perform Executive’s duties as required by this Agreement on an exclusive and full-time basis if such failure to perform Executive’s duties is not cured to the satisfaction of the Chief Executive Officer or his/her designated representative promptly following notice to Executive;
(vi)Executive’s insubordination or failure to follow the Chief Executive Officer’s or the Board of Directors’ instructions; and
(vii)Executive’s violation of any reasonable rule or regulation of the Board of Directors applicable to all senior executives if such violation is not cured to the satisfaction of the Board of Directors promptly following notice to Executive.

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(b)    Change in Control. “Change of Control” means: (i) any date upon which the directors of the Bank who were last nominated by the Board of Directors (the “Board”) for election as directors cease to constitute a majority of the directors of the Bank, excluding any directors who were nominated by those that became directors as a result of a contested director election (proxy contest); (ii) the date of the first public announcement that any person or entity, together with all Affiliates and Associates (as such capitalized terms are defined in Rule 12b-2 promulgated under the Exchange Act of such person or entity, shall have become the Beneficial Owner (as defined in Rule 13d-3 promulgated under the Exchange Act) of voting securities of the Bank representing over 50% of the voting power of the Bank; provided, however, that the terms “person” and “entity,” as used in this clause (ii), shall not include (a) the Bank or any of its subsidiaries, (b) any employee benefit plan of the Bank or any of its subsidiaries, (c) any entity holding voting securities of the Bank for or pursuant to the terms of any such plan or (d) any person or entity who was an over 50% Stockholder on the date of adoption of the Plan by the Board; or (iii) a reorganization, merger or consolidation of the Bank (other than a reorganization, merger or consolidation the purpose of which is (a) to change the Bank’s domicile solely within the United States or (b) the formation of a holding Bank in which the shareholders of the holding Bank after its formation are substantially the same as for the Bank prior to the holding Bank formation), the consummation of which results in the outstanding securities of any class then subject to Awards being exchanged for or converted into cash, property or a different kind of securities.
(c)    Disability. “Disability” shall mean a physical or mental incapacity as a result of which Executive becomes unable to continue the proper performance of Executive’s duties hereunder in substantially a full-time capacity (reasonable absences because of sickness for up to three (3) consecutive months excepted, provided, however, that any new period of incapacity or absence and the new capacity or absence is determined by the Bank’s Board of Directors, in good faith, to be related to the prior incapacity or absence.) A determination of Disability shall be subject to the certification of a qualified medical doctor agreed to by the Bank and Executive or, in the event of Executive’s incapacity to designate a doctor, Executive’s legal representative. In the absence of agreement between the Bank and Executive, each party shall nominate a qualified medical doctor and the two doctors so nominated shall select a third doctor, who shall make the determination as to Disability.
(d)    Performance RSUs. “Performance RSUs” shall mean restricted stock units tied to specified goal achievement.
4.2    Termination by Bank. The Bank may terminate Executive’s employment hereunder immediately for Cause. Subject to the other provisions contained in this Agreement, the Chief Executive Officer of the Bank may terminate this Agreement on behalf of the Bank for any reason other than Cause upon 30 days’ written notice to Executive.
4.3    Termination by Executive. The Executive may terminate this Agreement upon thirty (30) days’ written notice to the Bank.

4.4    Benefits Received Upon Termination.

(a)    If the Executive’s employment is terminated by the Bank for Cause, or if this Agreement is terminated by Executive, then the Bank shall pay Executive’s Base Salary through the effective date of such termination plus credit for any vacation earned but not taken (“Accrued Obligations”) and the Bank shall thereafter have no further obligations to Executive under this Agreement.

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(b)    If the Executive’s employment is terminated by the Bank without Cause, the Bank shall pay to the Executive within two business days following the date of termination any accrued obligations. If Executive executes a general release agreement in favor of the Bank in a form satisfactory to the Bank, then the Bank shall additionally:
(i)pay to the Executive as severance pay (a) an amount equal to 2 times Executive’s then Annual Base Salary, plus (b) a lump sum Bonus equal to 100% of Executive’s then-current salary (collectively “Severance Pay”). Severance Pay shall be paid within seven business days after any revocation period in the general release has passed;
(ii)allow any equity award pursuant to Section 2.3 to continue to vest according to the grant date schedules, provided that, Performance RSUs will be settled based on performance unit goal achievement, except that if such termination of employment occurs within two (2) years after a Change of Control, such performance RSUs will be settled as follows: (i) any RSUs for which the performance period has elapsed will continue to vest based on performance unit goal achievement, and (ii) any RSUs for which the performance period has not lapsed will be converted into time-based units based on the target performance level.
(c)    Termination Because of Employee Disability. If Executive becomes eligible for the Bank’s long term disability benefits or if, in the sole opinion of the Bank, Executive is unable to carry out the responsibilities and functions of the position held by Executive by reason of any physical or mental impairment for more than ninety (90) consecutive days or more than one hundred and twenty (120) days in any twelve-month period (referred to hereinafter as Executive’s “Disability”), then, to the extent permitted by law, the Bank may terminate Executive’s employment. Upon the Bank’s termination of Executive’s employment due to disability, Executive shall be entitled to receive the Accrued Obligations, payable as provided in Section 4.4(a). In addition, pursuant to the terms of the Equity Plan, all unvested RSUs that have been granted prior to the date of Disability shall immediately vest. Thereafter all obligations of the Bank under this Agreement shall cease. Nothing in this Section shall affect Executive’s rights under any disability plan in which Executive is a participant.
(d)    Termination By Death of Executive. Executive’s employment shall terminate automatically upon Executive’s death, in which case the Accrued Obligations as provided in Section 4.4(a) shall be paid out, and all other obligations of the Bank under this Agreement shall cease. In addition, pursuant to the terms of the Equity Plan, all unvested RSUs that have been granted prior to the date of death shall immediately vest. Nothing in this Section shall affect any entitlement of Executive’s heirs or devisees to the benefits of any life insurance plan or other applicable benefits.

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ARTICLE V
ASSUMPTION OF OBLIGATIONS BY SUCCESSOR TO BANK

5.1    Assumption of Obligations. The Bank will advise any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Bank, of the obligations arising from this Agreement. If the nature of the transaction does not already obligate the successor to assume all obligations under this Agreement, then the Bank will utilize its best efforts to obtain the agreement of the successor or assign to assume all the obligations arising from this Agreement expressly, absolutely and unconditionally, and to perform this Agreement in the same manner and to the same extent that the Bank would be required to perform it if no such succession or assignment had taken place. Any failure of the Bank to obtain such agreement prior to the effectiveness of any such succession or assignment shall be deemed to be a material breach of this Agreement. Executive, may, at Executive’s sole option, refuse any such assignment of this Agreement, and such refusal will be treated as a voluntary resignation of employment. The obligations of this Article shall apply equally to the Bank as herein before defined, and any future successor or assign to its business which executes and delivers the agreement provided by the Bank pursuant to this Article or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law (i.e. the obligation to obtain the agreement of a potential second successor is assumed by the first successor when it assumes the obligations of this Agreement). The obligations of this Article shall also apply to any corporation (i.e. subsidiary or affiliated Bank) where the Bank owns the majority of the voting securities of the corporation and the corporation becomes the employer for Executive at any time during the term of this Agreement.

ARTICLE VI
GENERAL PROVISIONS
6.1    Notice. For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, as follows:

If to the Bank:	Head of Human Resources
135 N. Los Robles, Pasadena, CA 91101

If to the Executive:	Parker Shi
25 S Oak Knoll Apt 413, Pasadena, CA 91101

or such other address as either party may have furnished to the other in writing in accordance herewith, except that notices or change of address shall be effective only upon receipt.
6.2    No Waivers. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Executive and the Bank. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.
6.3    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.
6.4    Severability or Partial Invalidity. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
6.5    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

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6.6    Legal Fees and Expenses. Should any party institute any action or proceeding to enforce this Agreement or any provision hereof, or for damages by reason of any alleged breach of this Agreement or of any provision hereof, or for a declaration of rights hereunder, the prevailing party in any such action or proceeding shall be entitled to receive from the other party all costs and expenses, including reasonable attorneys’ fees, incurred by the prevailing party in connection with such action or proceeding.
6.7    Entire Agreement. This Agreement constitutes the entire agreement of the parties and supersedes all prior written or oral and all contemporaneous oral agreements, understandings, and negotiations between the parties with respect to the subject matter hereof. This Agreement is intended by the parties as the final expression of their agreement with respect to such terms as are included in this Agreement and may not be contradicted by evidence of any prior or contemporaneous agreement. The parties further intend that this Agreement constitutes the complete and exclusive statement of its terms and that no extrinsic evidence may be introduced in any judicial proceeding involving this Agreement.
6.8    Assignment. This Agreement and the rights, duties, and obligations hereunder may not be assigned or delegated by any party without the prior written consent of the other party and any such attempted assignment and delegation shall be void and be of no effect. Notwithstanding the foregoing provisions of this Section 6.8, the Bank may assign or delegate its rights, duties, and obligations hereunder (i) to any affiliate, or (ii) to any person or entity which succeeds to all or substantially all of the business of the Bank through merger, consolidation, reorganization, or other business combination or by acquisition of all or substantially all of the assets of the Bank; provided that such person assumes the Bank’s obligations under this Agreement in accordance with Section 5.1.
6.9    Arbitration of Disputes. All disputes, controversies, and claims between Executive and the Bank, or any of its officers, directors, employees, or agents in their capacity as such, that arise under or are related to Executive’s employment shall be submitted to binding arbitration pursuant to the Arbitration Agreement signed by Executive on or about June 14, 2021.
6.10    Taxes and Section 409A. All amounts paid under this Agreement (including without limitation Annual Base Salary, Severance Pay, and annual bonus) shall be paid less all applicable state and federal tax withholdings and any other withholdings required by any applicable jurisdiction.

a.Section 409A. The Bank and Executive intend that any amounts payable hereunder comply with or are exempt from Section 409A of the Code (“Section 409A”) (including under Treasury Regulation §§ 1.409A-1(b)(4) (“short-term deferrals”) and (b)(9) (“separation pay plans,” including the exceptions under subparagraph (iii) and subparagraph (v)(D)) and other applicable provisions of Treasury Regulation §§ 1.409A-1 through A-6).

b.For purposes of Section 409A, each of the payments that may be made under this Agreement shall be deemed to be a separate payment for purposes of Section 409A. This Agreement shall be administered, interpreted and construed in a manner that does not result in the imposition of additional taxes, penalties or interest under Section 409A. The Bank and Executive agree to negotiate in good faith to amend the Agreement as may be necessary or desirable to avoid the imposition of taxes, penalties or interest under Section 409A. Neither the Bank nor Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A. With respect to the time of payments of any amounts under this Agreement that are “deferred compensation” subject to Section 409A, references to “termination of employment” (and substantially similar phrases) shall mean “separation from service” within the meaning of Section 409A. Further, with respect to any amounts payable under this Agreement that are determined to be “deferred compensation” subject to Section 409A, such payment or benefit will be made at such times and in such forms as the Bank determines are required to comply with Section 409A (including, without limitation, in the case of a “specified employee” within the meaning of Section 409A, the six (6) month delay payable upon a separation from service).

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c.For the avoidance of doubt, it is intended that any expense reimbursement made to Executive hereunder shall be exempt from Section 409A. Notwithstanding the foregoing, if any expense reimbursement made hereunder shall be determined to be “deferred compensation” within the meaning of Section 409A, then (a) the amount of the indemnification payment or expense reimbursement during one taxable year shall not affect the amount of the expense reimbursement during any other taxable year; (b) the expense reimbursement shall be made on or before the last day of Executive’s taxable year following the year in which the expense was incurred; and (c) the right to expense reimbursement hereunder shall not be subject to liquidation or exchange for another benefit.

6.11    Indemnification. To the extent permitted by law, applicable statutes and the Articles of Incorporation, By-laws or resolutions of the Bank in effect from time to time, the Bank shall indemnify Executive against liability or loss arising out of Executive’s actual or asserted misfeasance or nonfeasance in the performance of Executive’s duties or out of any actual or asserted wrongful act against, or by, the Bank including but not limited to judgments, fines, settlements and expenses incurred in the defense of actions, proceedings and appeals therefrom. The Bank shall endeavor to obtain Directors and Officers Liability Insurance to indemnify and insure the Bank and Executive from and against the aforesaid liabilities. The provisions of this paragraph shall apply to the estate, executor, administrator, heirs, legatees, or devisees of Executive.

6.12    Executive Acknowledgement:
EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE HAS HAD THE OPPORTUNITY TO CONSULT LEGAL COUNSEL CONCERNING THIS AGREEMENT, THAT EXECUTIVE HAS READ AND UNDERSTANDS THE AGREEMENT, THAT EXECUTIVE IS FULLY AWARE OF ITS LEGAL EFFECT, AND THAT EXECUTIVE HAS ENTERED INTO IT FREELY BASED ON EXECUTIVE’S OWN JUDGMENT AND NOT ON ANY REPRESENTATIONS OR PROMISES OTHER THAN THOSE CONTAINED IN THIS AGREEMENT OR ANY AGREEMENTS REFERENCE HEREIN.
IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

EAST WEST BANCORP, INC.

By	/s/ Gary Teo
Gary Teo
Head of Human Resources

Parker Shi
/s/ Parker Shi

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EXHIBIT A

East West Bank
Non-Disclosure, Assignment of Inventions and Proprietary Rights Agreement

As a mandatory condition of commencing an employment or consulting relationship with East West Bank, a California banking corporation (the “Bank”), and as a material requirement of continuing an ongoing employment relationship with the Bank, I hereby agree as follows:
1.Recognition of the Bank’s Proprietary Rights
1.1Recognition of Rights. I understand that, during the course of my employment or consulting relationship with the Bank, I may acquire and have access to trade secrets and other Proprietary Information (defined below) of the Bank. This Proprietary Information is disclosed to me on a business need-to-know basis only, and is considered confidential and secret by the Bank. Furthermore, this information is made known to me in confidence solely by virtue of my employment or consulting relationship, and is not generally known in the industry. My relationship with the Bank creates a duty of trust and confidentiality to the Bank with respect to such Proprietary Information. I recognize and agree that all Proprietary Information, and all title, patent rights, copyrights, trademark rights, trade secret rights, moral rights, and all other rights throughout the world (collectively, the “Proprietary Rights”) in connection therewith shall be the sole property of the Bank and its assigns.
1.2Nondisclosure. At all times, both during my employment or consulting relationship, and after the cessation of my employment or consulting relationship, whether the cessation is voluntary or involuntary, for any reason or no reason, or by disability, I will keep in strictest confidence and trust all Proprietary Information, and I will not disclose, use, or induce or assist in the use or disclosure of any Proprietary Information, or anything related thereto, without the prior express written consent of the Bank, except as may be necessary in the ordinary course of performing my duties as an employee or consultant of the Bank.
1.3Whistleblower Protection and Immunity. I understand that I cannot be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law. Similarly, I understand that I cannot be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. If a lawsuit were to be filed for retaliation against the Bank for me or another having reported a suspected violation of law, I may disclose the trade secret to my attorney or the attorney of the individual, and may use the trade secret information in the court proceeding, as long as any document containing the trade secret is filed under seal, and does not disclose the trade secret, except pursuant to court order.
1.4Proprietary Information Defined. For purposes of this agreement, “Proprietary Information” is Bank information not generally known to the public which has commercial value for the Bank’s business. By way of illustration, “Proprietary Information” includes, but is not limited to, (a) inventions (whether patentable or not), copyrights, trademarks, trade secrets, ideas, processes, formulas, source and object code, data programs, other software, works of authorship, algorithms, strategic alliances, other contract information, applications or other developments, know-how, technology, improvements, discoveries, designs and techniques, and (b) information regarding plans for research, development, new products, marketing, selling, consumer preference, business plans, budgets, financial statements, licenses, prices and costs, suppliers and customers, and the skills and compensation of other employees of or consultants to the Bank.
2.Third Party Information. I understand that the Bank may have received and will likely receive from third parties (including but not limited to borrowers) confidential or proprietary information (“Third Party Information”). During the term of my employment or consulting relationship and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose, use or publish any Third Party Information to anyone other than Bank personnel who need to know such information and only in connection with my work for the Bank.

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3.Assignment of Inventions
3.1Assignment. I hereby assign to the Bank any right, title and interest in and to any and all inventions, creations, works and ideas (collectively, “Inventions”) (and all Proprietary Rights with respect thereto) made or conceived or reduced to practice or learned wholly or in part by me, either alone or jointly with others, during the period of my employment with, or in the course of any consulting work for, the Bank or any of its subsidiaries or affiliates.
3.2License. To the extent I cannot assign to the Bank any rights in the Inventions, I hereby grant the Bank a perpetual, royalty-free, irrevocable, worldwide, exclusive license to use, disclose, reproduce, modify, license and distribute the Inventions, including any and all derivatives of the Inventions, and I further covenant not to sue to enforce any rights in and to the Inventions against the Bank, its assignees, subsidiaries, affiliates and licensees.
3.3Exceptions. Notwithstanding any other provision of this agreement to the contrary, this agreement does not obligate me to assign or offer to assign to the Bank any of my rights in an Invention for which no equipment, supplies, facilities or trade secret information of the Bank was used and which was developed entirely on my own time, if the Invention does not (a) relate at the time of conception or reduction to practice to the Bank’s business, or to the Bank’s actual or demonstrably anticipated research or development, or (b) result from any work performed by me for the Bank. If applicable, I acknowledge that my employment is predicated on me expending 100% of my effort on the Bank’s behalf and that all work I perform shall be deemed to be within the scope of the work I perform for the Bank.
3.4Pre-Existing Inventions. Inventions, if any, which I conceived, developed or reduced to practice alone or with others, or caused to be conceived, developed or reduced to practice prior to commencement of my employment or consulting relationship with the Bank, and to which I claim ownership (“Pre-Existing Inventions”) are excluded from the scope of this Agreement. Exhibit 1 contains a list of all Pre-Existing Inventions. If disclosure of any Pre-Existing Invention would cause me to violate any prior agreement, I will indicate on Exhibit 1 that certain Pre-Existing Inventions have not been listed for that reason. I will maintain appropriate documentation to establish the prior existence and scope of my Pre-Existing Inventions.
4.Enforcement of Proprietary Rights. I will assist the Bank in every way to obtain and enforce, United States and foreign Proprietary Rights relating to Inventions assigned or licensed to Bank hereunder. To that end, I will execute, verify, and deliver such documents and perform such other acts (including appearances as a witness) as the Bank may reasonably request. This obligation shall continue beyond the termination of my employment or consulting relationship with the Bank, but the Bank shall compensate me at a reasonable rate after my termination for time actually spent by me at the Bank’s request on such assistance. In the event the Bank is unable to secure my signature on any document needed in connection with the actions specified above, I hereby irrevocably designate and appoint the Bank and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf to execute, verify, and file any such documents and to do all other lawfully permitted acts to further the purposes set forth herein. I hereby waive and quitclaim to the Bank any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Proprietary Rights owned by the Bank pursuant to this Agreement.
5.Maintenance of Records. I agree to maintain adequate records of all Inventions made by me (solely or with others) during the term of my employment or consulting relationship with the Bank. The records will include my notes, sketches, drawings, or any other format that may be specified by the Bank. The records will be available to and remain the sole property of the Bank at all times. During the period of my employment or consulting relationship and for one year after termination thereof, I will promptly disclose to the Bank fully and in writing any and all Proprietary Information, rights therein, and Inventions, including any Inventions created outside the scope of my employment or consulting relationship with the Bank. I understand that the Bank will keep in confidence and will not disclose to third parties without my consent any proprietary information disclosed in writing to the Bank pursuant to this Agreement relating to my Pre-Existing Inventories listed on Exhibit 1.

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6.No Improper Use of Materials. During my employment or consulting relationship with the Bank I will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises or otherwise place in the possession or control of the Bank any unpublished documents or any property belonging to any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person.
7.Use of Confidential Information to Compete with the Bank. I agree that during my employment or consulting relationship with the Bank I will not, without the Bank’s express written consent, engage in any employment or business which is competitive with the Bank, or any employment or business which is otherwise in conflict with my employment or consulting relationship with the Bank. I further agree that during the term of my employment or consulting relationship with the Bank and thereafter, I will not, either directly or indirectly, for me or for any other person or entity, utilize or rely upon any Proprietary Information to call on, solicit, or take away, or attempt to call on, solicit, or take away any past or present customers of the Bank with respect to the same or similar business services now or in the future provided by the Bank. I further agree that during my employment and for any period where I am receiving severance payments from the Bank, I will not, either directly or indirectly, either alone or in concert with others, solicit or entice any employee of or consultant to the Bank to leave the Bank to work for anyone in competition with the Bank.
8.Return of Bank Materials. I understand that all customer and client lists, files, materials, data, records, documents, equipment or similar items relating to the Bank, whether prepared by me or others, are and remain exclusively the property of the Bank. I will return all such items and any other material containing or disclosing any Bank Inventions, Third Party Information or Proprietary Information of the Bank to the Bank upon the termination of my employment or consulting relationship with the Bank and will certify in writing that I have done so.
9.No Conflicting Obligation. I represent and warrant that my entry into and performance of all the terms of this agreement and of my responsibilities as an employee of or consultant to the Bank does not and will not breach any agreement or obligation, whether written or oral, that I have with or to any third party.
10.Legal and Equitable Remedies. Because my services are personal and unique and because I may have access to and become acquainted with the Proprietary Information of the Bank, the Bank shall have the right to enforce this agreement and any of its provisions by injunction, specific performance or other equitable relief, without prejudice to any other rights and remedies that the Bank may have for a breach of this agreement. Furthermore, I agree that the Bank shall not be required to post any bond and waive any other process otherwise deemed necessary or desirable in any court or proceeding.
11.General Provisions
11.1Entire Agreement. This document sets forth the entire agreement and understanding between the Bank and me relating to the subject matter hereof and supersedes and merges all prior discussions between us. No modification of or amendment to this agreement, nor any waiver of any rights under this agreement, will be effective unless made in writing signed by the party to be charged with such modification or amendment. Any subsequent change or changes in my duties, obligations, salary or other compensation will not affect the validity or scope of this agreement.
11.2Severability. If one or more of the provisions in this agreement as written are deemed unenforceable by law, then such provisions shall be construed to give purpose to said provision to the extent allowable under law. If such provisions are nonetheless considered unenforceable, the remaining provisions will continue in full force and effect.
11.3Successors and Assigns. This agreement will be binding upon my heirs, executors, administrators, and other legal representatives and will be for the benefit of the Bank, its successors and its assigns.
11.4Survival. The provisions of this agreement shall survive the termination of my employment or consulting relationship, any other agreements in connection therewith, and the assignment of this agreement by the Bank to any successor in interest or other assignee.

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11.5Waiver. Lack of enforcement of any right under any provision of this agreement shall not constitute a waiver by the Bank. No waiver by the Bank of any right under this agreement shall be construed as a waiver of any other right. The Bank shall not be required to give notice in order to enforce strict adherence to all terms of this agreement.
11.6Indemnification. I agree to indemnify, defend, and hold harmless the Bank from and against any and all liabilities, claims, damages, costs or expenses, and reasonable attorneys’ fees incurred on account or arising in connection with any inaccuracy in the representations and warranties or breaches of the covenants I make in this agreement.
I have read this agreement carefully and understand its terms.
CONSULTANT OR EMPLOYEE
Signature:    /s/ Parker Shi     Date: 12/1/2021
Print Name:     Parker Shi

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EXHIBIT 1
To Whom It May Concern:
1.    The following (and any attached pages) is a complete list of Inventions that I have made or conceived or first reduced to practice or authored alone or jointly with others prior to my employment or consulting relationship with East West Bank, that I desire to clarify are not subject to the Assignment of Inventions and Proprietary Rights Agreement, which I have agreed to and executed.
1 X 1No inventions or Creative Works
___ Inventions or Creative Works:
___ Additional sheets attached

2.    I ____ have or X do not have (check one) Inventions, Creative Works or other Intellectual Property for which I am under a non-disclosure obligation. If I do, I have verifiable documentation establishing the scope and dates of such Inventions, Creative Works or other Intellectual Property pre-dating the Proprietary Information and Inventions Agreement which I have agreed to and executed.

/s/ Parker Shi
Parker Shi

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